Exhibit 10.13

Portions of this agreement have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

HJF Cost Reimbursement Subaward
Federal Awarding Agency: Naval Medical Logistics Command
Pass-Through Entity (PTE):		Subrecipient:
THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE		Profusa Inc
PTE PI: Dr. Danielle Clark		Sub PI:
PTE Federal Award No:		Subaward No: HJF Award No: PO No:
Project Title: Continuous monitoring of oxygen in septic patients using an injectable biosensor
Subaward Budget Period: Start: 03/01/2023	End: 02/29/2024	Amount Funded This Action (USD): $330,549.00
Estimated Period of Performance: Start:	End:	Incrementally Estimated Total (USD): $
Terms and Conditions

1.	PTE hereby awards a cost reimbursable subaward, (as determined by 2 CFR 200.331), to Subrecipient. The Statement of Work and budget for this Subaward are as shown in Attachment 6. In its performance of Subaward work, Subrecipient shall be an independent entity and not an employee or agent of PTE.

2.	Subrecipient shall submit invoices not more often than monthly and not less frequently than quarterly for allowable costs incurred. Upon the receipt of proper invoices, the PTE agrees to process payments in accordance with this Subaward and 2 CFR 200.305. All invoices shall be submitted using Subrecipient’s standard invoice, but at a minimum shall include current and cumulative costs (including cost sharing), breakdown by major cost category, Subaward number, PO number and certification, as required in 2 CFR 200.415(a). Invoices that do not reference PTE Subaward number shall be returned to Subrecipient. Invoices and questions concerning invoice receipt or payments shall be directed to the party’s Financial Contact, shown in Attachment 3A.

3.	A final statement of cumulative costs incurred, including cost sharing, marked “FINAL” must be submitted to PTE’s Financial Contact, as shown in Attachment 3A, not later than 60 days after the final Budget Period end date. The final statement of costs shall constitute Subrecipient’s final financial report.

4.	All payments shall be considered provisional and are subject to adjustment within the total estimated cost in the event such adjustment is necessary as a result of an adverse audit finding against the Subrecipient.

5.	Matters concerning the technical performance of this Subaward shall be directed to the appropriate party’s Principal Investigator as shown in Attachments 3A and 3B. Technical reports are required as shown in Attachment 4.

6.	Matters concerning the request or negotiation of any changes in the terms, conditions, or amounts cited in this Subaward, and any changes requiring prior approval, shall be directed to the PTE’s Administrative Contact and the Subrecipient’s Administrative Contact shown in Attachments 3A and 3B. Any such change made to this Subaward requires the written approval of each party’s Authorized Official as shown in Attachments 3A and 3B.

7.	The PTE may issue non-substantive changes to the Budget Period(s) and Budget Unilaterally. Unilateral modification shall be considered valid 14 days after receipt unless otherwise indicated by Subrecipient when sent to Subrecipient’s Administrative Contact, as shown in Attachment 3B.

8.	Each party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, or directors, to the extent allowed by law.

9.	Either party may terminate this Subaward with 30 days written notice. Notwithstanding, if the Awarding Agency terminates the Federal Award, PTE will terminate in accordance with Awarding Agency requirements. PTE notice shall be directed to the Administrative Contact, and Subrecipient notice shall be directed to the Administrative Contact as shown in Attachments 3A and 3B. PTE shall pay Subrecipient for termination costs as allowable under Uniform Guidance, 2 CFR 200, or 45 CFR Part 75 Appendix IX, as applicable

10.	By signing this Subaward, including the attachments hereto which are hereby incorporated by reference, Subrecipient certifies that it will perform the Statement of Work in accordance with the terms and conditions of this Subaward and the applicable terms of the Federal Award, including the appropriate Research Terms and Conditions (“RTCs”) of the Federal Awarding Agency, as referenced in Attachment 2. The parties further agree that they intend this subaward to comply with all applicable laws, regulations, and requirements.
By an Authorized Official of the PTE:		By an Authorized Official of the Subrecipient:

/s/ Ben Hwang
Name:	Date	Name:	Ben Hwang	Date
Title:	Subcontracts Administrator III	Title:	CEO

Attachment 1	Subaward Number:
Certifications and Assurances

Certification Regarding Lobbying (2 CFR 200.450)

By signing this Subaward, the Subrecipient Authorized Official certifies, to the best of his/her knowledge and belief, that no Federal appropriated funds have been paid or will be paid, by or on behalf of the Subrecipient, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement in accordance with 2 CFR 200.450.

If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or intending to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the Subrecipient shall complete and submit Standard Form -LLL, “Disclosure Form to Report Lobbying,” to the PTE.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by 31 U.S.C. 1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

Debarment, Suspension, and Other Responsibility Matters (2 CFR 200.214 and 2 CFR 180)

By signing this Subaward, the Subrecipient Authorized Official certifies, to the best of his/her knowledge and belief that neither the Subrecipient nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this transaction by any federal department or agency, in accordance with 2 CFR 200.213 and 2 CFR 180.

Audit and Access to Records

Subrecipient certifies that it will provide PTE with notice of any adverse findings which impact this Subaward. Subrecipient certifies compliance with applicable provisions of 2 CFR 200.501-200.521. If Subrecipient is not required to have a Single Audit as defined by 200.501, Awarding Agency requirements, or the Single Audit Act, then Subrecipient will provide notice of the completion of any required audits and will provide access to such audits upon request. Subrecipient will provide access to records as required by parts 2 CFR 200.337 and 200.338 as applicable.

Program for Enhancement of Contractor Employee Protections (41 U.S.C 4712)

Subrecipient is hereby notified that they are required to: inform their employees working on any federal award that they are subject to the whistleblower rights and remedies of the program; inform their employees in writing of employee whistleblower protections under 41 U.S.C §4712 in the predominant native language of the workforce; and include such requirements in any agreement made with a subcontractor or subgrantee.

The Subrecipient shall require that the language of the certifications above in this Attachment 1 be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

Use of Name

Neither party shall use the other party’s name, trademarks, or other logos in any publicity, advertising, or news release without the prior written approval of an authorized representative of that party. The parties agree that each party may use factual information regarding the existence and purpose of the relationship that is the subject of this Subaward for legitimate business purposes, to satisfy any reporting and funding obligations, or as required by applicable law or regulation without written permission from the other party. In any such statement, the relationship of the parties shall be accurately and appropriately described.

Prohibition on Certain Telecommunication and Video Surveillance Services or Equipment

Pursuant to 2 CFR 200.216, Subrecipient will not obligate or expend funds received under this Subaward to: (1) procure or obtain; (2) extend or renew a contract to procure or obtain; or (3) enter into a contract (or extend or renew a contract) to procure or obtain equipment, services, or systems that uses covered telecommunications equipment or services (as described in Public Law 115-232, section 889) as a substantial or essential component of any system, or as a critical technology as part of any system.

Attachment 2	Subaward Number:
Federal Award Terms and Conditions

Required Data Elements	Awarding Agency Institute (If Applicable)

The data elements required by Uniform Guidance are incorporated in the attached Federal Award.	Federal Award Issue Date	FAIN	Assistance Listing No.
	09/30/19	N626451920001	12.340
Assistance Listing Program Title (ALPT)
This Subaward Is:	Naval Medical Research and Development (B)
Key Personnel Per NOA
Research & Development Subject to FFATA

General Terms and Conditions

By signing this Subaward, Subrecipient agrees to the following:

1.	To abide by the conditions on activities and restrictions on expenditure of federal funds in appropriations acts that are applicable to this Subaward to the extent those restrictions are pertinent. This includes any recent legislation noted on the Federal Awarding Agency’s website:
in the attached Federal Award
2.	2 CFR 200
3.	The Federal Awarding Agency’s grants policy guidance, including addenda in effect as of the beginning date of the period of performance or as amended found at:
in the attached Federal Award
4.	Research Terms and Conditions, including any Federal Awarding Agency’s Specific Requirements found at:
in the attached Federal Award except for the following :
a.	No-cost extensions require the written approval of the PTE. Any requests for a no-cost extension shall be directed to the Administrative Contact shown in Attachment 3A, not less than 30 days prior to the desired effective date of the requested change.
b.	Any payment mechanisms and financial reporting requirements described in the applicable Federal Awarding Agency Terms and Conditions and Agency-Specific Requirements are replaced with Terms and Conditions (1) through (4) of this Subaward; and
c.	Any prior approvals are to be sought from the PTE and not the Federal Awarding Agency.
d.	Title to equipment as defined in 2 CFR 200.1 that is purchased or fabricated with research funds or Subrecipient cost sharing funds, as direct costs of the project or program, shall vest in the Subrecipient subject to the conditions specified in 2 CFR 200.313.
e.	Prior approval must be sought for a change in Subrecipient PI or change in Key Personnel (defined as listed on the NOA).
5.	Treatment of program income: Additive

Special Terms and Conditions:

Data Sharing and Access:

Subrecipient agrees to comply with the Federal Awarding Agency’s data sharing and/or access requirements as reflected in the NOA or the Federal Awarding Agency’s standard terms and conditions as referenced in General Terms and Conditions 1-4 above.

No additional requirements

Data Rights:

Subrecipient grants to PTE the right to use data created in the performance of this Subaward solely for the purpose of and only to the extent required to meet PTE’s obligations to the Federal Government under its PTE Federal Award.

Copyrights:

Subrecipient Grants to PTE an irrevocable, royalty-free, non-transferable, non-exclusive right and license to use, reproduce, make derivative works, display, and perform publicly any copyrights or copyrighted material (including any computer software and its documentation and/or databases) first developed and delivered under this Subaward solely for the purpose of and only to the extent required to meet PTE’s obligations to the Federal Government under its PTE Federal Award.

Subrecipient grants to PTE the right to use any written progress reports and deliverables created under this Subaward solely for the purpose of and only to the extent required to meet PTE’s obligations to the Federal Government under its Federal Award.

Promoting Objectivity in Research (COI):

Subrecipient must designate herein which entity’s Financial Conflicts of Interest policy (COI) will apply: Subrecipient

If applying its own COI policy, by execution of this Subaward, Subrecipient certifies that its policy complies with the requirements of the relevant Federal Awarding Agency as identified herein: Naval Medical Logistics Command

Subrecipient shall report any financial conflict of interest to PTE’s Administrative Representative or COI contact, as designated on Attachment 3A. Any financial conflicts of interest identified shall, when applicable, subsequently be reported to Federal Awarding Agency. Such report shall be made before expenditure of funds authorized in this Subaward and within 45 days of any subsequently identified COI.

☐ No Human or Vertebrate Animals

☐

☐

Additional Terms

Attachment 3A	Subaward Number:
Pass-Through Entity (PTE) Contacts	6036

PTE Information

Entity Name:	THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE

Legal Address:	6720-A Rockledge Drive, Suite 100
Bethesda, MD 20817

Website:	WWW.HJF.ORG

PTE Contacts

Central Email:

Principal Investigator Name:

Email:		Telephone Number:

Administrative Contact Name:

Email:		Telephone Number:

Regulatory Contact Name and Email:

Financial Contact Name:

Email:		Telephone Number:

Email invoices?	Yes No	Invoice email (if different):

Authorized Official Name:

Email:		Telephone Number:

PI Address:

Administrative Address:

Invoice Address:

Attachment 3B	Subaward Number:
Research Subaward Agreement Subrecipient Contacts

Subrecipient Information for FFATA reporting

Entity’s UEI/DUNS Name:	Profusa, Inc.

EIN No.:	Institution Type:	Small Business

UEI / DUNS:	Currently registered in SAM.gov:	Yes No

Parent UEI / DUNS:	Exempt from reporting executive compensation:	Yes No
(if no, complete 3B pg2)

Place of Performance Information for FFATA reporting

Physical Address, City, State (if U.S.) and Country:

5959 Horton St Ste 450, Emeryville, CA, USA

U.S. Entities only (insert information for Place of Performance):
Congressional District: 12	Zip Code+4: 94608-2120	Zip Code Look-up

Subrecipient Contacts

Central Email:

Website:	profusa.com

Principal Investigator Name:

Email:	Telephone Number:

Administrative Contact Name:

Email:	Telephone Number:

Financial Contact Name:

Email:	Telephone Number:

Invoice Email:

Authorized Official Name:

Email:	Telephone Number:

Legal Address:

5959 Horton St Ste 450 Emeryville, CA 94608-2120 USA

Administrative Address:

5959 Horton St Ste 450 Emeryville, CA 94608-2120 USA

Payment Address:

5959 Horton St Ste 450 Emeryville, CA 94608-2120 USA

Attachment 3B-2	Subaward Number:
Highest Compensated Officers

Subrecipient:

Institution Name:	Profusa Inc

PI Name:

Highest Compensated Officers

The names and total compensation of the five most highly compensated officers of the entity(ies) must be listed if the entity in the preceding fiscal year received 80 percent or more of its annual gross revenues in Federal awards; and $25,000,000 or more in annual gross revenues from Federal awards; and the public does not have access to this information about the compensation of the senior executives of the entity through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. §§ 78m(a), 78o(d)) or section 6104 of the Internal Revenue Code of 1986. See FFATA § 2(b)(1) Internal Revenue Code of 1986.

Officer 1 Name:

Officer 1 Compensation:

Officer 2 Name:

Officer 2 Compensation:

Officer 3 Name:

Officer 3 Compensation:

Officer 4 Name:

Officer 4 Compensation:

Officer 5 Name:

Officer 5 Compensation:

Attachment 4	Subaward Number:
Reporting and Prior Approval Terms

Subrecipient agrees to submit the following reports (PTE contacts are identified in Attachment 3A):

Technical Reports:

☐	Monthly technical/progress reports will be submitted to the PTE’s Administrative Contact within 15 days of the end of the month.

☐	Quarterly technical/progress reports will be submitted within 30 days after the end of each project quarter to the PTE’s Administrative Contact.

☐	Annual technical / progress reports will be submitted within 60 days prior to the end of each budget period to the PTE’s Administrative Contact. Such report shall also include a detailed budget for the next Budget Period, updated other support for key personnel, certification of appropriate education in the conduct of human subject research of any new key personnel, and annual IRB or IACUC approval, if applicable.

A Final technical/progress report will be submitted to the PTE’s Administrative Contact within 45 days of the end of the Project Period or after termination of this award, whichever comes first.

Technical/progress reports on the project as may be required by PTE’s Principal Investigator in order for the PTE to satisfy its reporting obligations to the Federal Awarding Agency.

Prior Approvals:

Carryover:

Carryover is automatic

Other Reports:

In accordance with 37 CFR 401.14, Subrecipient agrees to notify both the Federal Awarding Agency via iEdison and PTE’s Administrative Contact within 60 days after Subrecipient’s inventor discloses invention(s) in writing to Subrecipient’s personnel responsible for patent matters. The Subrecipient will submit a final invention report using Federal Awarding Agency specific forms to the PTE’s Administrative Contact within 60 days of the end of the Project Period to be included as part of the PTE’s final invention report to the Federal Awarding Agency.

	A negative report is required:	Yes

☐	Property Inventory Report (only when required by Federal Awarding Agency), specific requirements below.

Additional Technical and Reporting Requirements:

Attachment 5
Additional PTE Terms and Conditions

1.	Dispute Resolution. In the event any controversy, claim, dispute, difference, or misunderstanding arises out of or relates to this Subaward (a “Dispute”), the Subrecipient and the PTE will attempt in good faith to amicably resolve such Dispute. If the parties are unable to resolve the Dispute within sixty days, each party will prepare a written position statement summarizing the unresolved issues and such party’s proposed resolution. These position statements will be delivered to the designated senior officers of each party, who will then attempt to resolve the Dispute. If after thirty days following the submission of such position statements the parties continue to be unable to resolve the Dispute, either party may commence an action in a court of competent jurisdiction. Subrecipient agrees that the Maryland courts sitting in Montgomery County, Maryland and the appropriate appellate courts therefrom shall have jurisdiction to resolve Disputes.

2.	Governing Law. This Subaward shall be governed by the laws of the State of Maryland, United States of America, exclusive of the choice of laws rules thereof, but giving due regard to U.S. Federal laws and regulations governing the interpretation of Federal grants and contracts.

3.	Insurance. All work to be performed under this Subaward will be performed entirely at the Subrecipient’s risk. In addition to any insurance coverages expressly required under this Subaward, the Subrecipient shall secure and maintain in full force and effect during the term of this Subaward (and following termination to cover any claims arising from this Subaward) commercially reasonable insurance coverages (or self-insurance retention) in such amounts and subject to such limitations as appropriate for the work performed hereunder. Such insurance policies shall name the PTE as an additional insured with respect to work performed under this Subaward. It should be expressly understood, however, that the coverages required under this section shall not in any way limit the liability of Subrecipient. Subrecipient agrees to furnish evidence of Subrecipient’s insurance coverages at the PTE’s request.

4.	Limitation of Liability. IN NO EVENT WILL THE PTE BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATING TO THIS SUBAWARD EVEN IF PTE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.	Indemnification. Subrecipient agrees to indemnify, defend, and hold the PTE, its officers, directors, employees, and agents harmless from and against any and all losses, liabilities, demands, suits, judgments, claims, and expenses (including, without limitation, personal injuries, property damage, and reasonable attorney’s fees), to the extent that such losses, liabilities, demands, suits, judgments, claims, and expenses arise out of or result from the negligent or intentional acts or omissions of Subrecipient, or of its officers, directors, employees or agents, in performing its obligations under this Subaward.

6.	U.S. Government Personnel. PTE and U.S. Government personnel are engaged in active collaboration for the medical research program funded by the Federal Award. For the avoidance of doubt, it is understood and agreed by Subrecipient that U.S. Government personnel are not employees, agents, or representatives of the PTE and shall have no authority to legally bind PTE for any purpose.

7.	Publications. It is understood that the research to be performed under the Subaward statement of work is part of a collaborative research project with other institutions and that Subrecipient’s Project Director will be free to publish the results of his or her part of the research in collaboration with other investigators at other sites in this study. The Subrecipient agrees to submit a copy of any manuscript and/or abstract to the PTE Administrative Contact for review and comment thirty (30) days prior to its submission for publication. Subrecipient agrees to give the review comments serious consideration prior to publishing. In the event the PTE notifies Subrecipient that it intends to seek patent protection for material contained in a proposed publication, the time within which PTE shall provide Subrecipient its revisions and/or deletions to a proposed publication shall be extended by an additional ninety (90) days.

In all publications, Subrecipient shall acknowledge the support of the Awarding Agency, in accordance with the terms of the Federal Award, and the PTE’s direction, as appropriate.

8.	Confidentiality. In the performance of this Subaward, both parties may find it necessary to disclose information that the disclosing party deems to be proprietary and confidential (“Confidential Information”). All such information shall be reduced to writing and marked “Confidential” and, if disclosed orally, shall be reduced to writing and marked “Confidential” within thirty (30) days of disclosure. For purposes of this clause, “reduced to writing” includes documentary (paper) and machine readable (electronic) formats. Except as otherwise provided in this Subaward, for a period of five (5) years after the date of such disclosure, the receiving party shall maintain the confidentiality of such Confidential Information and shall use it solely for the purposes of this Subaward. The receiving party shall use the same degree of care as it uses to protect its own confidential and proprietary information of a similar nature, but no less than a reasonable degree of care.

The following types of information shall not be considered Confidential Information:

A.	Information which is or becomes publicly known through no fault of the receiving party;

B.	Information learned from a third party entitled to disclose it;

C.	Information already known to or at any time developed by a party independent of any disclosure by the other party; or

D.	Information a party is obligated to produce or disclose pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional, or other subpoena, provided that the party is subject to the order or the subpoena.

The limitations on disclosure and use of Confidential Information shall survive the expiration or termination of this Subaward.

9.	HIPAA Privacy. Subrecipient shall comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) any applicable regulations such as DoD 6025.18-R and DoD 8580.02-R, as amended, and with the following provisions applicable to the disclosure of Protected Health Information to the Subrecipient under this Subaward.

A. It is likely that the source of the Protected Health Information disclosed to Subrecipient will be the U.S. Government. (In the event that the source of, or the entity responsible for the protection of, Protected Health Information is the PTE, the following provision is amended by substituting the word “PTE” for the word “Government.”)

(i) Definitions. As used in this clause:

“Government” means the United States Government.

“Individual” has the same meaning as the term “individual” in 45 CFR 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR 164.502(g).

“Electronic Protected Health Information” has the same meaning as the term “protected health information” in 45 CFR 160.103,

“Privacy Rule” means the Standards for Privacy of Individually Identifiable Health Information at 45 CFR part 160 and part 164, subparts A and E.

“Protected Health Information” has the same meaning as the term “protected health information” in 45 CFR 160.103, limited to the information created or received by the Subrecipient from or on behalf of the Government.

“Required by Law” has the same meaning as the term “required by law” in 45 CFR 164.103.

“Secretary” means the Secretary of the Department of Health and Human Services or his/her designee.

“Security Rule” means the Health Insurance Reform: Security Standards at 45 CFR part 160, 162, and part 164, subpart C.

Terms used in this provision, but not otherwise defined in this Subaward, shall have the same meaning as those terms in 45 CFR 160.103, 160.502, 164.103, 164.304 and 164.501.

(ii) The Subrecipient agrees not to use or further disclose Protected Health Information other than as permitted or required by the Subaward or as Required by Law.

(iii) The Subrecipient agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Subaward.

(iv) The Subrecipient agrees to use administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of electronic protected health information that it creates, receives, maintains, or transmits in the execution of this Subaward.

(v) The Subrecipient agrees to mitigate, to the extent practicable, any harmful effect that is known to the Subrecipient of a use or disclosure of Protected Health Information by the Subrecipient in violation of the requirements of this Subaward. If applicable, these mitigation actions will include as a minimum those listed in the TMA Breach Notification Standard Operating Procedure (SOP), which is available at: https://www.health.mil/Military-Health-Topics/Privacy-and-Civil-Liberties/Breaches-of-PII-and-PHI

(vi) The Subrecipient agrees to report to the Government any security incident involving protected health information of which it becomes aware.

(vii) The Subrecipient agrees to report to the Government any use or disclosure of the Protected Health Information not provided for by this Subaward.

(viii) The Subrecipient agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by the Subrecipient on behalf of the Government, agrees to the same restrictions and conditions that apply through this Subaward to the Subrecipient with respect to such information.

(ix) The Subrecipient agrees to ensure that any agent, including a subcontractor, to whom it provides electronic Protected Health Information, agrees to implement reasonable and appropriate safeguards to protect it.

(x) To the extent applicable, the Subrecipient agrees to provide access, at the request of the Government and in the time and manner designated by the Government, to Protected Health Information in a Designated Record Set, to the Government or, as directed by the Government, to an Individual in order to meet the requirements under 45 CFR 164.524.

(xi) To the extent applicable, the Subrecipient agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Government directs or agrees to pursuant to 45 CFR 164.526 at the request of the Government or an Individual, and in the time and manner designated by the Government.

(xii) The Subrecipient agrees to make its internal practices, books, and records relating to the use and disclosure of Protected Health Information received from, or created or received by the Subrecipient on behalf of the Government, available to the Government, or at the request of the Government to the Secretary, in a time and manner reasonably designated by the Government or the Secretary, for purposes of the Secretary determining the Government’s compliance with the Privacy Rule.

(xiii) The Subrecipient agrees to document any such disclosures of Protected Health Information and information related to such disclosures as would be required for the Government to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

(xiv) The Subrecipient agrees to provide to the Government or an Individual, in the time and manner designated by the Government, information collected in accordance with this Subaward, to permit the Government to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR 164.528.

B.	General Use and Disclosure Provisions

Except as otherwise limited in this Subaward, the Subrecipient may use or disclose Protected Health Information on behalf of, or to provide services to, the PTE and the Government for the purposes set forth in the statement of work, if such use of Protected Health Information would not violate the HIPAA Privacy Rule, the HIPAA Security Rule, or DoD 6025.18-R or DoD 8580.02-R if done by the Government.

C.	Specific Use and Disclosure Provisions

(i) Except as otherwise limited in this Subaward, the Subrecipient may use Protected Health Information for the proper management and administration of the Subrecipient or to carry out the legal responsibilities of the Subrecipient.

(ii) Except as otherwise limited in this Subaward, the Subrecipient may disclose Protected Health Information for the proper management and administration of the Subrecipient or to carry out the legal responsibilities of the Subrecipient, provided that disclosures are required by law, or the Subrecipient obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and the person notifies the Subrecipient of any instances of which it is aware in which the confidentiality of the information has been breached.

(iii) Except as otherwise limited in this Subaward, the Subrecipient may use Protected Health Information to provide Data Aggregation services to the Government as permitted by 45 CFR 164.504(e)(2)(i)(B).

(iv) Subrecipient may use Protected Health Information to report violations of law to appropriate Federal and State authorities, consistent with 45 CFR 164.502(j)(1).

D.	Provisions to Inform the Subrecipient of Privacy Practices and Restrictions

(i) Upon request the Government shall provide the Subrecipient with the notice of privacy practices that the Government produces in accordance with 45 CFR 164.520, as well as any changes to such notice.

(ii) The Government may provide the Subrecipient with any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, if such changes affect the Subrecipient’s permitted or required uses and disclosures.

(iii) The Government may notify the Subrecipient of any restriction to the use or disclosure of Protected Health Information that the Government has agreed to in accordance with 45 CFR 164.522.

E.	Permissible Requests of the Subrecipient

The Government shall not request the Subrecipient to use or disclose Protected Health Information in any manner that would not be permissible under the HIPAA Privacy Rule, the HIPAA Security Rule, or any applicable Government regulations (including without limitation, DoD 6025.18-R and DoD 8580.02-R) if done by the Government, except for providing Data Aggregation services to the Government and for management and administrative activities of the Subrecipient as otherwise permitted by this clause.

F.	Termination

(i) Termination. A breach by the Subrecipient of this clause may subject the Subrecipient to termination of this Subaward.

(ii) Effect of Termination.

(a)	If this Subaward has any records management requirements, the records subject to this clause should be handled in accordance with the records management requirements. If this Subaward does not contain any records management requirements, the records should be handled in accordance with paragraphs (b) and (c) below

(b)	If this Subaward does not have records management requirements, except as provided in paragraph (c) of this section, upon termination of this Subaward, for any reason, the Subrecipient shall return or destroy all Protected Health Information received from the Government, or created or received by the Subrecipient on behalf of the Government. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of the Subrecipient. The Subrecipient shall retain no copies of the Protected Health Information.

(c)	If this Subaward does not have records management provisions and the Subrecipient determines that returning or destroying the Protected Health Information is infeasible, the Subrecipient shall provide to the Government notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Government and the Subrecipient that return or destruction of Protected Health Information is infeasible, the Subrecipient shall extend the protections of this Subaward to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as the Subrecipient maintains such Protected Health Information.

G.	Miscellaneous

(i) Regulatory References. A reference in this clause to a section in the Privacy Rule, the Security Rule, DoD 6025.18-R, or DoD 8580.02-R means the section as in effect or as amended, and for which compliance is required.

(ii) Survival. The respective rights and obligations of Subrecipient under the “Effect of Termination’’ provision of this clause shall survive the termination of this Subaward.

(iii) Interpretation. Any ambiguity in this clause shall be resolved in favor of a meaning that permits the Government to comply with the Privacy Rule, the Security Rule, DoD 6025.18-R, and DoD 8580.02-R, as applicable.

10.	Survival. The terms and conditions specified under this Attachment 5 shall survive the expiration or termination of this Subaward. In addition, all other Subaward terms and conditions that by their nature are intended to extend beyond the expiration or termination of this Subaward, shall also survive the expiration or termination of this Subaward.

11.	Export Control. Subrecipient understands and acknowledges that the PTE is subject to various national security and export control laws and regulations including, but not limited to, the Traffic in Arms Regulations and the Export Administration Regulations that prohibit or restrict the export or diversion of certain controlled information and materials. Thus, in the performance of this Subaward, the Subrecipient agrees that it will comply with all applicable U.S. laws, regulations, Executive Orders and U.S. Department of Defense policies concerning the use, handling, and dissemination of controlled information and materials. Nothing in this Subaward shall be construed to permit any dissemination of controlled information or materials in violation thereof.

12.	Equal Opportunity

Subrecipient agrees that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

13.	General Data Protection Regulation (GDPR).

RESERVED

14.	Cyber Security Risk Assessment. Subrecipient acknowledges and agrees that, due to the nature of the products and/or services being provided hereunder, HJF may conduct a risk assessment of Subrecipient’s cybersecurity posture to ensure protection of HJF’s and its customers’ assets on an annual basis. Such risk assessment shall be comprised of industry standard controls using HJF’s defined methodology. Subrecipient agrees to cooperate with HJF to timely provide the information necessary to conduct this assessment, and shall thereafter work in good faith with HJF’s Global Information Security (GIS) organization to promptly address (e.g., through mitigation plans) any gaps in Subrecipient’s cybersecurity risk governance practices. Subrecipient shall provide access to the appropriate subject matter experts to serve as HJF’s point of contact for cybersecurity issues to answer any questions HJF may have related to the assessment, and will notify HJF promptly in the event it becomes aware of any instance of non-compliance with the provided responses.

Subrecipient shall notify HJF of any unauthorized, or reasonably suspected unauthorized, disclosures and data security or privacy breaches relating to any information of any nature whatsoever provided by, or related to, HJF or HJF’s customers or other data subjects (collectively, “HJF Information”), within three (3) business days or such shorter notice period as required by applicable state, federal laws or regulations, and international laws or regulation.

Upon reasonable advance notice and during regular business hours, Subrecipient shall permit HJF to audit its cybersecurity practices, including through onsite assessments, for the limited purpose of confirming Subrecipient’s compliance with appropriate cyber security controls relative to protection of HJF Information.

Following termination or expiration of this agreement, Subrecipient shall destroy all HJF Information in its possession or control, using industry standards so that it can never be recovered by any means. In addition, HJF Information must be destroyed prior to the disposal or de-acquisition of paper files, hardware or electronic storage devices that may have contained HJF Information (this includes but is not limited to disk arrays, printers, copiers, fax machines, removable media, and backup tapes).

Attachment 6
Subaward Statement of Work

HJF PI Name:
Collaborator’s Name:
Subaward Title:	Continuous monitoring of oxygen in septic patients using an injectable biosensor
Date/Revision #	January 24, 2023/v1.2

I. INTRODUCTION/BACKGROUND:

The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc (HJF) was created by Congress in 1983 to accelerate progress in military medicine. HJF is a global nonprofit organization providing investigators and clinicians scientific, administrative and program management services. HJF is a participating investigator for ongoing sepsis observational studies at partner sites overseas. The Austere Environments Consortium for Enhanced Sepsis Outcomes (ACESO) is a partnership of military medical, non-profit, industry partners, and academic research institutes with the aim of improving early recognition, diagnosis and treatment of sepsis.

Under this subaward, HJF will support the mission of CDMRP and the US Navy to develop better ways to support the potential healthcare needs of the warfighter. Sepsis is a life-threatening organ dysfunction caused by a dysregulated host response to infection. Expeditious and accurate information for clinical decision-making is critical for guiding sepsis management and improving outcomes, and novel tools and strategies to provide this information are urgently needed. This is particularly relevant for operational environments where prolonged field care and/or long-distance critical care transport require dedicated solutions. HJF will partner with Profusa to deploy and evaluate a continuous wireless biosensing technology, the Lumee Oxygen Platform, with ACESO’s collaborator, the Komfo Anokye Teaching Hospital (KATH) in Kumasi, Ghana. The scope of this Statement of Work (SOW) encompasses Profusa’s activities to support the clinical study to be performed in Ghana under Protocol                                             to understand subdermal oxygenation during sepsis by enabling detection of tissue oxygen levels and fluctuations in core and peripheral body sites.

II. TECHNICAL REQUIREMENTS:

Task 1 Protocol Approval

Profusa will support drafting of clinical documents including Protocol and CRFs; provide access to Profusa’s Lumee ODC System Technical File; provide regulatory support for ethics and regulatory review and approval; prepare materials for data collection (Lumme Oxygen sensors, injector pens, patch readers, iPhones with Lumee O2 Go App, and patch adhesives).

Task 2 Patient Enrollment

Profusa will train physicians on sensor placement; train clinicians on Profusa’s ODC System; provide training material for enrolled clinical subjects; and, perform remote data quality monitoring via Profusa’s cloud as needed.

Task 3 Data Analysis and Report

Profusa will perform remote data monitoring via Profusa’s cloud during hospitalization and home-monitoring; pre-process data for analysis; perform data analysis per protocol’s statistical analysis plan; and, report data analysis findings per protocol’s statistical analysis plan.

III. DELIVERABLES/SCHEDULE:

Specific Aim 1	Timeline	Profusa Personnel
Major Task 1 Protocol Approval	Months

Specific Aim 2	Timeline	Profusa Personnel
Major Task 2 Patient Enrollment	Months

Specific Aim 3	Timeline	Profusa Personnel
Major Task 3 Data Analysis and Report	Months

IV. APPLICABLE DOCUMENTS:

Documents governing specifications or required processes:

●

V. PROVIDED RESOURCES:

Items or services provided by others that could impact performance:

Deliverables will be contingent upon regulatory approval and implementation of the clinical study to deploy and evaluate the Profusa device and platform with ACESO’s collaborator, KATH in Kumasi, Ghana, under Protocol                                 .

VI. PLACE OF PERFORMANCE:

Performance sites:

Profusa, Inc., Emeryville, California
KATH, Kumasi, Ghana

VII. MONITORING THE PROGRESS:

4.	Progress Reports: The Subawardee shall submit a Semi-Annual Progress Report within 15 calendar days. The report shall contain the technical progress made during the previous quarter. The report should also address any concerns that would impact the performance, schedule, or cost planned for the effort. The schedule update shall include the explanation for any changes in the schedule, and drivers for the changes, as applicable. The Subawardee shall report risk and risk mitigation strategies. In addition, the Quarterly Progress Report shall contain regular status updates on all Intellectual Property (IP) license(s) related to the effort to ensure that all license(s) are in good standing as the project progresses. In the event of any change in IP license(s) status or potentially imminent change in status, the Subawardee shall immediately inform HJF.

Report Type	Report Period	Report Due Date
Semi-Annual Progress Report	Mar 1, 2023 – Aug 30, 2023	Sept 15, 2023

5.	Final Report: A Final Report shall be prepared at the end of the effort. The Final Report shall narrate a complete summary of the project execution and associated results obtained. The narration will include outstanding problems and their potential solutions, problems solved during the agreement, and the solutions to the solved problems. The subawardee shall submit a Final Report within (45) calendar days following the end of the project.

Report Type	Report Period	Report Due Date
Final Report	Mar 1, 2023 – Feb 29, 2024,	Apr 15, 2024

VIII. BUDGET AND BUDGET JUSTIFICATION:

Profusa prortion of budget for Sepsis study with Daniele Swank and Benjamin Espinosa -- Wireless LumeeTM Oxygen Platform

Subaward Number:
Attachment 7

Notice of Award (NOA) and any additional documents

The following pages include the NOA and if applicable any additional documentation referenced throughout this Subaward.

Not incorporating the NOA or any additional documentation to this Subaward.

SEE SCHEDULE

☐ ☐ ☐

☐

SECTION SF 30 BLOCK 14 CONTINUATION PAGE

SUMMARY OF CHANGES

SECTION SF 30 - BLOCK 14 CONTINUATION PAGE

The following have been added by full text:

This modification:

1.

2.	Updates Award Overview, Statement of Work, Goal 2, Site 3 and Goal 4, Site 2 to include subawards;

3.	Provides prior approval for the following equipment purchases:

a.	Centrifuge 5702RH and Mini Centrifuges,
b.	5 each -40°C Ultra Low Freezers,
c.	3 each +4 Horizon Lab Refrigerators,
d.	-86C PHCbi Freezer,
e.	Lyophilizer Components,
f.	PureLab Water System,
g.	Cepheid GenXpert II,
h.	Eppendorf Mastercycler Thermal Cycler, and
i.	QuantStudio 7 Pro TAC QPCR;

4.	Approves subawards to The University of Texas at Dallas and Profusa; and

5.	Approves the removal of George Mason University subaward.

Items 2 – 5 above are in response to HJF’s request dated 24 October 2022 and supporting documents provided by the GOR on 30 November 2022 via DoD SAFE.

SECTION 00010 - SOLICITATION CONTRACT FORM

SUBCLIN 000129 is added as follows:

$574,000.00

|

.
Alyssa Shepard, VP, Research Administration

/s/ Alyssa Shepard	27-Sep-2019

Section 00800 - Special Contract Requirements

AWARD OVERVIEW

Austere Environment Consortium for Enhanced Sepsis Outcomes (ACESO)

A.	Program Description

The Department of the Navy, Bureau of Medicine and Surgery (BUMED) is interested in continuing a very successful Naval Medical Research Center (NMRC) program dedicated to improving the prevention, early recognition, diagnosis, and effective treatment of severe sepsis from all causes in austere environments. This program will continue to be supported by an established consortium of investigators with skills and expertise in infectious disease, critical care, systems biology, global health, and other relevant fields who will work together on a coordinated program of research. This consortium, named the Austere Environments Consortium for Enhanced Sepsis Outcomes (ACESO), will continue to generate knowledge and research data that can be rapidly translated into preventing and improving the outcome of severe sepsis in austere or resource-limited settings.

Etiologic causes of human disease that currently have no targeted therapies, and those that pose unique risks to the military with respect to emerging outbreaks, susceptibility of deployed forces, and/or deliberate release scenarios will continue to be the primary focus. ACESO’s research platform addresses gaps in the Department of Defense’s (DoD) capabilities for improving knowledge on pathogens that manifest in symptoms of severe sepsis in austere settings, whether they be endemic, emerging, or biological threats. ACESO leverages a network of expert investigators, trained study staff, and established in-country infrastructure to execute research evaluating clinical management strategies and the pathogenesis of severe sepsis, to characterize the clinical aspects of sepsis related to various potential biological threats, to improve outcomes for severe sepsis in austere environments, to investigate the immunopathogenesis and long-term sequelae of infectious etiologies (especially hemorrhagic fevers), and to augment the capability to gather important clinical data in outbreak settings of severe emerging disease.

B.	Award Description

The NMRC sepsis research program (and thus ACESO) is intended to reduce the threat of severe sepsis and its causative agents to DoD forces deployed in resource-limited settings. Understanding the pathogenesis and immunology of severe sepsis syndrome (SSS), and developing appropriate clinical management to reduce mortality from SSS-causing diseases will directly enhance the mission of the DoD biodefense/emerging infectious disease enterprise to protect service members and the nation from biological threats. This information would also have implications within the fields of civilian public health and global health and security, as the economic and social impact of severe sepsis in developing countries is significant. The intent of this award is to fund an organization that can continue serving as the integrating coordinator for ACESO and work closely with NMRC to develop and implement scientific efforts of the consortium. The award is designed to maintain a hub that can bring together the expertise of military research laboratories with relevant accomplished civilian scientists (i.e., from the fields of infectious disease, critical care, computational biology, systems biology, and global health) at outstanding organizations and with appropriate patient populations in resource-limited and resource-replete settings.

This award resulting from program announcement N62645-19-PA-1 is issued as a cooperative agreement between the recipient (ACESO Coordinator) and the Government (the Naval Medical Logistics Command [NMLC]). The ACESO Coordinator will share substantial programmatic involvement with NMRC. NMRC will provide program direction and scientific focus through the Grants Officer’s Representative (GOR).

The ACESO Coordinator designated through this award will support ACESO-related research activities of consortium partners through ACESO award funds, with the potential exception of military treatment facilities (MTF’s) or other US military or US Government institutes. The ACESO Coordinator will provide management and support (e.g., research personnel, supplies) to the federal research partners through various and appropriate means; however, no direct funds will be provided to any government institution by the ACESO Coordinator. Long term, ACESO will conduct studies and activities that support the award focus areas.

C.	Research Focus Areas

AWARD TERMS EDUCATIONAL

NAVAL MEDICAL LOGISTICS COMMAND (NMLC) ADDENDUM TO THE DoD GENERAL TERMS AND CONDITIONS AND NMLC PROGRAMMATIC REQUIREMENTS FOR INSTITUTIONS OF HIGHER EDUCATION, HOSPITALS, AND OTHER NON-PROFIT ORGANIZATIONS

February 2019

This award incorporates the Department of Defense (DoD) Research and Development Terms and Conditions (by reference. The DOD Research and Development Terms and Conditions are available at https://www.onr.navy.mil/work-with-us/manage-your-award/manage-grant-award/grants-terms-conditions. The “Addendum To The DOD General Terms And Conditions And NMLC Programmatic Requirements for Institutions Of Higher Education, Hospitals, And Other Non-Profit Organizations” provides additional content relevant to NMLC awards for sections of specified articles from those general research terms and conditions. The five asterisks indicate that there is content from the DoD R&D General Research Terms and Conditions within the identified parts and articles that remains unchanged and is not restated in this document. To understand the requirement for a given article, the DoD R&D General Research Terms and Conditions must be read in tandem with this NMLC Addendum. The second portion of this addendum is comprised of the programmatic requirements portion of the general terms and conditions.

NMLC Addendum to the DoD R&D General Terms and Conditions

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Part 2: Financial and Program Management (FMS Articles)

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FMS Article II. Payments.

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Section C. Electronic funds transfer and other payment procedural instructions of information.

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2.	Other payment procedural instructions or information.

a.	Electronic Funds Transfer Information. All payments will be made by funds transfers to the bank account registered in System for Award Management (SAM) at https://www.sam.gov/portal/SAM/. You must maintain the currency of information about yourself in SAM, including information necessary to facilitate payment via Electronic Funds Transfer (EFT). We cannot be held responsible for any misdirection or loss of payment which occurs as the result of your failure to maintain correct/current EFT information within your SAM registration.

b.	Electronic Payment Request Instructions. You must submit payment requests through the Invoicing, Receipt, Acceptance, and Property Transfer (iRAPT) system, located at https://wawf.eb mil. Within iRAPT, the following codes and information are required to initiate the “Grant Voucher” and assure successful flow of the payment request. The WAWF chart is located in the assistance agreement terms and conditions.

Instructions/Training for iRAPT are available at https://wawftraining.eb mil/xhtml/unauth/help/help.xhtml.

c.	Questions for the Payment Office. Questions concerning specific payments should be directed to the Defense Finance and Accounting Service (DFAS) Rome, Accounts Payable at 800-553-0527. You can also access payment information using the “myInvoice” button in iRAPT at https://wawf.eb.mil. The award number and voucher number will be required to inquire about the status of the payment.

d.	Instructions for the Payment Office. The payment office must make payment by using the oldest fiscal year appropriations first, exhausting all funds in the previous fiscal year before disbursing from the next fiscal year. In the event there is more than one ACRN associated with the same fiscal year, payment will be made in sequential ACRN order within the award, exhausting all funds in the previous ACRN before paying from the next ACRN using the following sequential order: alpha/alpha; alpha/numeric; numeric/alpha; and numeric/numeric

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FMS Article IV. Revision of budget and program plans.

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Section D. Procedures.

*           *           *           *           *

2.	Additional procedural instructions.

a.	NMLC does not require standard budget forms. Revised budgets, when required, may be submitted in the recipient’s format.

b.	NMLC retains administration of assistance agreements awarded by NMLC. NMLC will consider (on a case by case basis) the issuance of an award modification that extends the period of performance beyond the expiration date of this award (without additional funds, i.e. a no cost extension).

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FMS Article VI. Cost sharing or matching. Section A. Required cost sharing or matching.

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2.	You must obtain our prior approval if you wish to:

*           *           *           *           *

a.	Substitute alternative cost sharing or matching contributions in lieu of specific contributions included in the approved budget.

Part 5: Financial, Programmatic, and Property Reporting (REP Articles) REP Article I. Performance management, monitoring, and reporting.

Section A. Required reporting form, format, or data elements for interim and final performance reports.

1.	Interim Research Performance Progress Reports (RPPR).

a.	Format: You must submit interim performance reports by using the RPPR format at the website identified in paragraph F.1 of this article, unless an exception to online submission is approved by the GOR. The required format for interim performance reports excepted from the online submission requirement, as described in paragraph F.1 of this article, is provided at https://www.onr.navy.mil/Contracts-Grants/manage-grant/research-performance.

b.	Data Elements: The data elements to be included in interim RPPRs (including those exempted from the online submission requirement) can be found at https://www.onr.navy.mil/Contracts-Grants/manage-grant/research-performance.

2.	Final RPPR.

a.	Format and Data Elements: You may use your own format for the final report, but must include the same data elements used for interim performance reports and indicate on the cover page of the report that it is the final performance report.

b.	Other Requirements: You must include a completed “Report Documentation Page” Standard Form (SF) 298 as the last page of the final performance report. The form and instructions are available on the NMLC website at http://www.med navy mil/sites/nmlc/Pages/DBU-RnG.aspx. However, Block 12a. of the SF 298 should be completed with the following distribution/availability statement: “Approved for Public Release; Distribution is Unlimited.” If you do not agree with that distribution/availability, you should contact the cognizant Administrative Grants Officer (AGO) at the NMLC.

Section B. Frequency, reporting periods, and due dates for interim performance reports.

1.	You must submit interim performance reports annually.

2.	The due date for each interim performance report is June 15th of each year during the period of performance.

3.	Interim performance reports must cover the research progress for the current reporting period, which is defined as one year prior to the current progress report deadline or from the start of the award if this is a new award. However, if the start date of the award is on or between March 15th and June 15th, the first interim performance report submission is not due on June 15th of the year in which the award was made, but rather on June 15th of the subsequent year. In such instances, the initial interim performance report submitted would cover a period up to 15 months. An interim performance report is not required to be submitted for a particular year in which the final performance report is due on or between June 15th and September 15th of that year. An interim performance report is also not due at the end of the effort if the remaining interim reporting period would be less than a year (i.e., if the time between the submission of last interim performance report covering a full year and when the final performance report is due is less than a year).

*           *           *           *           *

Section F. Performance reporting procedures

1.	Interim Reports: You must submit interim performance reports through the electronic portal at the website http://www.dtic mil/dtic/submit/submit.html. Interim performance reports submitted through this website are not required to be submitted to any other location. Exceptions to this online submission requirement will be considered by the Grants Officers Representative (GOR) on a case by case basis under unusual circumstances. If such exception is approved, the GOR will provide instructions on the appropriate means of submission and addressees.

2.	Final Reports: You must submit final performance reports to the following:

*	You must submit the final performance report to the Administrative Office and GOR by email (unless otherwise specified).

3.	You must submit any requests to extend the due date for a performance report to the NMLC Grants Officer by email.

4.	You must report any significant developments specified in Section E of this article to the GOR with a copy to the NMLC Grants Officer. These reports shall be submitted by email.

*           *           *           *           *

REP Article II. Financial reporting.

Section A. Required reporting form, format, or data elements for interim and final financial reports.

You must submit financial reports on the Standard Form 425 (SF 425), “Federal Financial Report.”

Section B. Interim financial reports: frequency, reporting periods, and due dates.

You are not required to submit interim financial reports unless otherwise specified in the award terms and conditions.

*           *           *           *           *

Section E. Where and how to submit financial reports.

You must submit the final financial report by email to the NMLC Grants Officer and the GOR.

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REP Article III. Reporting on property.

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Section D. Intangible property.

*           *           *           *           *

1.	Inventions developed under the award.

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a.	To comply with the requirement in paragraph D.1 for a final report listing all subject inventions, you must use the DD Form 882. The recipient shall use the Interagency Edison through the National Institutes of Health Commons (http://www.iedison.gov/) for filing of Patent Application and Invention Disclosure. Negative reports are required and shall be submitted on a DD Form 882 to the NMLC Grants Officer. A copy of DD Form 882 is located at https://www.med navy mil/sites/nmlc/Pages/termsAndConditions.aspx.

b.	If there were no subject inventions, you must still submit a final report indicating in section 5 of the DD Form 882 that no subject inventions were developed under the award.

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Part 6: Other Administrative Requirements (OAR Articles)

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OAR Article IV. Claims, disputes, and appeals Section A. Definitions.

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1.

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Part 7: Subawards (SUB Articles)

*           *           *           *           *

SUB Article V. Property requirements for subawards.

*           *           *           *           *

Section B. Title to property.

1.	Subawards to institutions of higher education, nonprofit organizations, States, local governments, or Indian tribes.

*           *           *           *           *

b.	Exceptions. For a subaward to conduct basic or applied scientific research with a nonprofit institution of higher education or nonprofit organization whose primary purpose is conducting scientific research, you must include terms and conditions in that subaward that allow the title to all equipment and supplies acquired under that subaward and charged as direct costs to the project or program to vest with the subrecipient upon acquisition subject only to the following three conditions related to equipment:

i.	The subrecipient uses the equipment for the authorized purposes of the project or program until the property is no longer needed for those purposes.

ii.	The subrecipient manages the equipment as provided in PROP Article II of these general terms and conditions. This includes maintaining property records that include the percentage representing the Federal share of total project costs under the award to you (the recipient) under which the subrecipient acquired the exempt property, so that the subrecipient may deduct the Federal share if it wishes to use the property in future contributions for cost sharing or matching purposes on Federal awards. When both your award with the DoD Component has cost sharing requirements and your subaward allows for the purchase of exempt property, you must include in that subaward the percentage representing the Federal share of total project costs to enable the subrecipient’s compliance with this provision.

iii.	NMLC reserves the right to transfer title to the equipment to another entity if the Principal Investigator of a subrecipient relocates his or her research program to that entity. If NMLC elects to exercise its right to transfer the title of equipment, NMLC will contact the recipient to discuss the transfer.

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Part 8: National Policy Requirements

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NP Article III. National policy requirements concerning live organisms.

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Section B. Other requirements concerning live organisms.

Extramural research is research that is funded by the Government, but that is conducted using awardee or

2.	Biosafety and Biosecurity Requirements.

You must comply with applicable provisions of DOD 6055.18-M, Safety Standards for Microbiological and Biomedical Laboratories, including ensuring compliance with standards meeting at least the minimum applicable requirements of the current edition of Centers for Disease Control and Prevention, “Biosafety in Microbiological and Biomedical Laboratories (BMBL),” and National Institutes of Health, “The NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules (NIH Guidelines).” The NIH Guidelines are available at https://osp.od nih.gov/biotechnology/biosafety-and-recombinant-dna-activities/.

3.	Research Involving Recombinant or Synthetic Nucleic Acid Molecules.

You must not begin performance of research within the scope of “The NIH Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules (NIH Guidelines)” until you receive notice from the NMLC Grants Officer that NMLC has reviewed and accepted your documentation. The NIH Guidelines are available at https://osp.od.nih.gov/biotechnology/biosafety-and-recombinant-dna-activities/.

In order for NMLC to accomplish that review, you must provide the NMLC Grants Officer, generally as part of your original proposal prior to award, sufficient documentation to enable the review that includes:

a.	A written statement that your entity is in compliance with NIH Guidelines. This statement should be made by an official of the institution other than the Principal Investigator and should be on university or company letterhead.

b.	Evidence demonstrating that your proposed research protocol has been approved by an Institutional Biosafety Committee (IBC); and a copy of the Department of Health and Human Services (DHHS) Letter of Approval of the IBC, or the most recent letter from DHHS stating the IBC is in compliance with the NIH Guidelines.

You will not receive a separate approval for your proposed research under this paragraph. If you received the award based on a proposal including the two aforementioned items, you can assume the NMLC Grants Officer has accepted that documentation. If you add such research later, you will have to provide the two items of documentation listed above and a revised proposal. If this research is approved, you will receive a modification incorporating the revised proposal.

For research involving countries outside the United States, if the host country has established rules for the conduct of recombinant or synthetic nucleic acid molecule research, then the research must be in compliance with those rules. If the host country does not have such rules, the proposed research must be reviewed and approved by an NIH-approved IBC or equivalent review body and accepted in writing by an appropriate national governmental authority of the host country. The safety practices that are employed abroad must be reasonably consistent with the NIH Guidelines.

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Programmatic Requirements Portion of the General Terms and Conditions

1.	Funding and Refunds

a.	The Government’s financial obligation is limited to the amount shown as Block 15G of the award document. NMLC does not amend awards to provide additional funds for such purposes as reimbursement for unrecovered indirect costs resulting from the establishment of final negotiated rates or for increases in salaries, fringe benefits, and other costs.

b.	We do not require additional documentation from you to initiate a modification for providing incremental funding. However, you should note that low expenditure rates reported on payment requests might be cause for deferral of future funding increments.

c.	If an awardee has unobligated balances of funds that must be refunded to the US Government, they shall contact the NMLC Grants Officer for instructions.

2.	Modifications

Any request you make to modify an award must be in writing to the NMLC Grants Officer. Such requests are considered approved only when incorporated into the award by a modification issued by NMLC Grants Officer.

3.	Options

If an option is indicated in the assistance agreement award, NMLC may elect to fund the performance of such optional research effort by issuing a modification to the award that exercises the option.

4.	Classified and Controlled Unclassified Information

a.	Reporting Potentially Classifiable Information

This award is intended for unclassified, publicly releasable research. We do not expect that the results of the research project will involve classified information. If, however, in conducting the activities supported under this award, the Principal Investigator (PI) or co-PI is concerned that any of the research results involve potentially classifiable information that may warrant Government restrictions on the dissemination of the results, the PI should promptly notify the NMLC Grants Officer.

b.	Controlled Unclassified Information

Information and materials provided pursuant to or resulting from this award may be or may become export controlled, sensitive, for official use only or otherwise protected by law, executive order or regulation. You are responsible for compliance with all applicable laws and regulations concerning the handling of information. Nothing in this award must be construed to permit any disclosure in violation of those restrictions. If you are unsure whether information and materials provided to you or generated under this award is Controlled Unclassified Information, contact the NMLC Grants Officer as noted above.

5.	Activities Abroad

You must ensure that project activities to be performed outside the United States are coordinated as necessary with appropriate governmental authorities and that required licenses, permits, or approvals are obtained prior to undertaking such activities. NMLC does not assume responsibility for your compliance with the laws and regulations of the country in which the activities are to be conducted.

6.	Publications and Acknowledgment of Sponsorship

a.	Publication of results of the research project in appropriate professional journals is encouraged as an important method of recording and reporting scientific information. You must submit information (e.g., journal paper was submitted to, title and abstract of paper/article, and relevant sponsoring award number(s)) related to each paper planned for publication to the NMLC Grants Officer, simultaneously with your submission for publication. Following publication, you must submit copies of published papers to the GOR.

b.	When releasing information relating to this award, the release must include a statement to the effect that the project or effort undertaken was or is sponsored by the Department of the Navy, Naval Medical Logistics Command under NMLC award number(s) [enter the award number(s)].

c.	Any publication resulting from work under this award shall contain the following on the title page or on the page immediately following the title page: “This work relates to Department of Navy award (insert award number) issued by the Naval Medical Logistics Command. The United States Government has a royalty-free license throughout the world in all copyrightable material contained herein.”

d.	Any transfer of copyright ownership in such publication will provide that the transfer of copyright ownership is subject to the United States Government’s royalty-free license throughout the world in all copyrightable material contained in the publications.

e.	You are responsible for ensuring that every publication of information (including World Wide Web pages) based on or developed under this award, except scientific articles or papers appearing in scientific, technical or professional journals, contains the following disclaimer: “Any opinions, findings, and conclusions or recommendations expressed in this material are those of the author(s) and do not necessarily reflect the views of the Naval Medical Logistics Command.”

f.	For the purpose of this provision, information includes, but is not limited to, news releases, articles, manuscripts, brochures, advertisements, still and motion pictures, speeches, trade association proceedings, and symposia.

g.	Nothing in the foregoing must affect compliance with the requirements of the paragraph 4 above, entitled “Classified and Controlled Unclassified Information”, or security-related provisions, if any, that are included in the terms and conditions of the assistance agreement award

7.	Food and Beverage

Funds may not be used to pay for food or beverages (unless preapproved by the NMLC Grants Officer).

8.	Flow Down of Programmatic Requirements to Subrecipients

You must flow down the provisions in paragraphs 4 – 7 of this programmatic requirements portion of the general terms and conditions to any subrecipient under this award.

CLAUSES INCORPORATED BY REFERENCE

52.232-22	Limitation Of Funds	APR 1984

INCREMENTAL FUNDING

Request for Payments - Incrementally Funded Award

a. Payments. Payments will be made to you upon receipt of a “grant voucher” (used for both grants and cooperative agreements) submitted through the Procurement Integrated Enterprise Environment (PIEE) e-Business Suite in accordance with the Contract Line Item Number (CLIN) structure set forth in this award. The Defense Finance and Accounting Service (DFAS) will generally make payments within 30 calendar days after we receive the request for reimbursement unless we reasonably believe the request is improper.

b. The reimbursement method is the preferred payment method under this award. Advance payments may be requested in exceptional circumstances. (See DoDGARs 34.12(b)(2) for further details.) Select “advance” or “reimbursement” on the grant voucher in PIEE.

c. In order to conserve administrative resources for both parties, you are encouraged to voucher no more frequently than monthly. Failure to voucher at least quarterly may raise concerns about research progress and the need for continued funding.

d. For any advance payment request, you should (1) submit the request approximately 10 days before you anticipate disbursing the requested amount for program purposes, and (2) you must provide an explanation regarding the need for the advance. Include your explanation in the “initiator” block under “comments” or attach an explanation under “attachments.” Advance payments must be limited to the minimum amount needed to meet your actual, immediate cash requirements for carrying out the purpose of the approved program or project, including direct program or project costs and a proportionate share of any allowable indirect costs. All advances must be approved by the Grants Officer. Grants Officer approval will be through approval of the grant voucher.

f.	All payments will be made by Electronic Funds Transfer (EFT) to your institution’s financial account listed in the System for Award Management (SAM) (available at https://www.sam.gov ). Failure to update SAM ensuring active account status will result in nonpayment.

g.	Failure to submit required Technical Reports or Federal Financial Reports (SF425s) may delay payments or result in nonpayment.

h.	If you fail to perform, the grant voucher will be rejected.

i.	Interest Bearing Account. You must deposit all advance payments into an interest bearing account, unless one of the following applies:

1. You receive less than $120,000 in Federal awards per year.

2. The best reasonably available interest bearing account would not be expected to earn interest in excess of $500 per year on Federal cash balances.

3. The depository would require an average or minimum balance so high that it would not be feasible within the expected Federal and non-Federal cash resources.

j. Interest over the amount of $500 per year must be remitted annually to the U.S. Department of Health and Human Services, Payment Management System, P.O. Box 6021, Rockville, Maryland 20852. A copy of the transmittal letter stating the amount of interest remitted must be sent electronically to usn.detrick.navmedlogcomftdmd.list.cod-54@mail.mil.

WAWF Instructions: